Exhibit 10.6

Execution Copy

Confidential

SUCCESSION AGREEMENT

This Succession Agreement (this “Agreement”) is made and entered into by and among Leslie’s Poolmart, Inc. (“LPM”), Leslie’s, Inc. (f/k/a Leslie’s Holdings, Inc.) (the “Company” and, together with LPM, the “Companies”) and Steven L. Ortega (“Mr. Ortega”) on October 20, 2020 (“Execution Date”), but shall be effective as of the date of consummation of the Company’s initial public offering (“IPO”) pursuant to its filed Registration Statement on Form S-1 (File No. 333-249372) (the “Effective Date”). If the Effective Date does not occur for any or no reason, this Agreement shall be null and void ab initio, and the Employment Agreement (as defined below) shall remain in full force and effect in accordance with its terms.

RECITALS

WHEREAS, the Companies and Mr. Ortega are parties to that certain Amended and Restated Employment Agreement, dated and effective as of October 1, 2019 (the “Employment Agreement”), pursuant to which Mr. Ortega was employed as the Executive Chairman of the Companies, after previously serving as the Chief Executive Officer of the Companies and prior thereto as Chief Financial Officer of the Companies.

WHEREAS, as a result of the Company’s anticipated IPO, the Board of Directors of the Company (the “Board”) and Mr. Ortega have mutually agreed that a further succession and transition in his roles and responsibilities with the Companies would be in their mutual best interests upon the Company becoming a publicly-traded company on the Effective Date.

WHEREAS, by letter agreement dated October 5, 2020, the Company and Mr. Ortega mutually amended the Employment Agreement to change Mr. Ortega’s title from “Executive Chairman” to “Chairman” as of October 8, 2020.

WHEREAS, in accordance with Mr. Ortega’s mutually agreed upon succession and transition as described in this Agreement, the Companies and Mr. Ortega have agreed that (i) the Employment Agreement and Mr. Ortega’s employment thereunder will automatically terminate on the Effective Date, and such termination of employment will constitute a “separation from service” within the meaning of Section 409A (as defined below); (ii) Mr. Ortega will continue to serve on the Board as a non-employee director from and after the Effective Date, for an initial term set to expire at the Company’s 2023 annual meeting of stockholders; (iii) Mr. Ortega will continue to serve as non-employee Chairman of the Board from and after the Effective Date, for an initial term set to expire at the Company’s 2021 annual meeting of stockholders; and (iv) in consideration of terminating the Employment Agreement and Mr. Ortega changing his roles and responsibilities with the Companies as described in this Agreement, to facilitate Mr. Ortega’s succession and transition to such new roles and responsibilities and to reward Mr. Ortega for his outstanding contributions to the Company’s success, Mr. Ortega will be paid his severance payments and other benefits due under Section 5(c) of the Employment Agreement (subject to the agreed upon modifications described herein), on the basis that his termination of employment and transition to serving as a non-employee director on the Board will constitute a termination of the Employment Agreement by the Company without Cause (as defined in the Employment Agreement) as of the Effective Date (such payments and other benefits, collectively, the “Succession Payments”).

WHEREAS, as a result of the above, the Companies and Mr. Ortega desire to enter into this Agreement on the terms and conditions set forth below.

NOW THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Termination of Employment Agreement. Effective automatically, and without further deed or action by any party, on the Effective Date, the Employment Agreement will terminate and will be replaced in its entirety by this Agreement. In connection with such termination, Mr. Ortega shall receive from the Company, in full and final satisfaction of any and all of his entitlements under the Employment Agreement, the Succession Payments payable to Mr. Ortega under Section 5(c) of the Employment Agreement (subject to the agreed upon modifications set forth herein and further set forth and described on Exhibit A), as follows: (a) the amounts and benefits specified in Section 5(c)(i) of the Employment Agreement will be paid and provided in accordance with Section 5(a) of the Employment Agreement; (b) the lump sum payment due pursuant to Section 5(c)(ii) of the Employment Agreement, as well as the payment provided in lieu of the outplacement benefits due pursuant to Section 5(c)(iv) of the Employment Agreement, will be paid within fourteen (14) days after the Effective Date; and (c) in lieu of the COBRA premium reimbursements due under Section 5(c)(iii) of the Employment Agreement, the opportunity for continued participation in the Companies’ health plans will be provided in accordance with Section 2(b) below. For the avoidance of doubt, in the event of any conflict between this Agreement and the Employment Agreement as it pertains to the Succession Payments or any other matters, this Agreement will govern and control.

2. Director Position. Prior to the Effective Date, Mr. Ortega will be appointed by the Board to serve as a Class III director on the Board, for an initial term that will commence on the Effective Date and expire at the Company’s 2023 annual meeting of stockholders, and in all events subject to the terms and conditions of the Company’s Certificate of Incorporation and Bylaws and Delaware General Corporate Law. During his tenure as a member of the Board, (a) Mr. Ortega will receive compensation from the Company in such amounts and types, at such times and subject to such terms and conditions, in each case, as other non-employee directors serving on the Board; and (b) Mr. Ortega, his spouse and his eligible dependents will continue to be eligible to participate in any medical, dental, vision plans or policies otherwise then generally made available by the Company to its executives, provided, that, Mr. Ortega pays the same portion of the premiums and related deductibles and copays required under the plan in connection with such participation as paid by other actively-employed executives of the Companies, all of which are subject to change at least annually.

3. Chairman Position. The parties hereto agree that Mr. Ortega will serve as the non-employee Chairman of the Board, (a) for an initial term that will commence on the Effective Date and expire at the Company’s 2021 annual meeting of stockholders, and in all events subject to the terms and conditions of the Company’s Certificate of Incorporation and Bylaws and Delaware General Corporate Law, and (b) with the duties and responsibilities associated with such position as set forth in the Company’s Bylaws, any applicable corporate governance policy or guidelines that may be adopted by the Board or as otherwise reasonably requested by the Board consistent with such position. During his tenure in such capacity, Mr. Ortega will receive compensation from the Company in such amounts and types, at such times and subject to such terms and conditions, in each case, as established by the Company for the non-employee Chairman of the Board.

4. IPO Stock Option Grant. In addition to the compensation set forth in Sections 2 and 3 above, on the Effective Date, the Company will grant Mr. Ortega an initial stock option grant (the “IPO Grant”), pursuant to which Mr. Ortega will have the option to purchase such number of shares of common stock of the Company as determined by the Board. For purposes of the IPO Grant, the per share exercise price will equal the Company’s IPO per share offering price. The IPO Grant will vest in accordance with the terms set forth in the governing award agreement and the Company’s omnibus incentive plan. For the avoidance of doubt, unless otherwise determined by the Board in its sole discretion, the IPO Grant is the only incentive equity grant that Mr. Ortega will receive for the first year following the Effective Date.

5. Repayment of Promissory Note. On the Effective Date, the then outstanding balance of principal and accrued interest on Mr. Ortega’s Secured Recourse Promissory Note, dated April 21, 2017, payable to Bubbles Holdings, L.P., in the original principal amount of $3,000,000 (“Promissory Note”), will be repaid in full by Mr. Ortega pursuant to the separate notice dated as of October 13, 2020 (Notice of Investor Put Right Exercise), and upon such repayment, the Promissory Note and the related Unit Purchase Agreement, dated as of April 21, 2017, will be terminated and cancelled, with all liens and security interests fully released thereunder.

6. Confidentiality and Trade Secrets. Mr. Ortega recognizes that he will continue have access to trade secrets and proprietary information (the “Company Information”) of the Company and any affiliate thereof (a “Company Affiliate”) during his term as a member of the Board, and he recognizes that should such information be revealed to a competitor, the Company would be materially damaged in an amount difficult to calculate. Except in the performance of his duties to the Company, Mr. Ortega shall not, during his term as a member of the Board and at all times thereafter, directly or indirectly for any reason whatsoever, disclose or use any such Company Information. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to or containing Company Information, which Mr. Ortega has prepared, used or encountered or shall in the future prepare, use or encounter, shall be and remain the Company’s sole and exclusive property and shall constitute Company Information. Upon the expiration of his term as a member of the Board, or whenever requested by the Company, Mr. Ortega shall promptly deliver to the Company any and all Company Information and copies thereof, not previously delivered to the Company, that may be in the possession or under the control of Mr. Ortega. The foregoing restrictions shall not apply to the use, divulgence, disclosure or grant of access to Company Information to the extent, but only to the extent, (x) expressly permitted or required pursuant to any other written agreement between Mr. Ortega and the Company (and/or Company Affiliates); (y) such Company Information which has become publicly known and made generally available through no wrongful act of Mr. Ortega or of others who were under confidentiality obligations as to the item or items involved; or (z) Mr. Ortega is required to disclose Company Information by or to any court of competent jurisdiction or any governmental or quasi-governmental agency, authority or instrumentality of competent jurisdiction; provided, that Mr. Ortega shall, prior to any such disclosure, immediately notify the Company of such requirement; and provided, further, that the Company shall have the right, at its expense, to object to such disclosures and to seek confidential treatment of any Company Information to be so disclosed on such terms as it shall determine.

(a) Nothing in this Agreement shall prohibit or restrict the Company, any Company Affiliate, Mr. Ortega or their respective attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating or testifying in any action, investigation or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization and/or pursuant to the Sarbanes-Oxley Act; or (iii) accepting any Securities and Exchange Commission awards. In addition, nothing in this Agreement prohibits or restricts the Company, any Company Affiliate or Mr. Ortega from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation.

(b) Pursuant to 18 U.S.C. § 1833(b), Mr. Ortega will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company or any Company Affiliate that (i) is made (A) in confidence to a Federal, State or local government official, either directly or indirectly, or to Mr. Ortega’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Mr. Ortega files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Mr. Ortega may disclose the trade secret to Mr. Ortega’s attorney and use the trade secret information in the court proceeding, if Mr. Ortega files any document containing the trade secret under seal and does not disclose the trade secret except under court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

7. Return of All the Company’s Property and Documents. Upon the termination of Mr. Ortega’s term as a member of the Board, Mr. Ortega immediately will return to the Company all property of the Company, including, without limitation, all documents and information, however maintained (including computer files, tapes and recordings), concerning the Company or acquired by Mr. Ortega in the course and scope of his prior employment and his membership on the Board (excluding only those documents relating to Mr. Ortega’s own compensation and benefits), any laptop computer, keys, access cards or credit cards.

8. Noninterference.

(a) Mr. Ortega agrees that, during Mr. Ortega’s term as a member of the Board and for two (2) years subsequent to termination of Mr. Ortega’s term as a member of the Board for any reason (the “Non-Compete Term”), Mr. Ortega shall not:

(i) Either directly or indirectly, for himself or on behalf of, or in conjunction with, any other person, persons, company, firm, partnership,

corporation, business, group or other entity (each, a “Person”), engage in any Competing Business, whether as an employee, consultant, partner, principal, agent, representative, stockholder or other individual, corporate or representative capacity, or render any services or provide any advice or substantial assistance to any such Person that engages in a Competing Business. “Competing Businesses” shall include any business which derives material revenue from the sale of swimming pool products or the service of swimming pools.

(ii) Either directly or indirectly, for himself or on behalf of, or in conjunction with, any other Person, solicit, hire or divert any Person who is, or who was at the time of termination of Mr. Ortega’s term as a member of the Board, or has been within six (6) months prior to the time of termination of Mr. Ortega’s term as a member of the Board, an employee of the Company or any Company Affiliate for the purpose or with the intent of enticing such employee away from the employ of the Company or any Company Affiliate.

(iii) Either directly or indirectly, for himself or on behalf of, or in conjunction with, any other Person, solicit, hire or divert any Person who is, or who was at the time of termination of Mr. Ortega’s term as a member of the Board, or has been within six (6) months prior to the time of termination of Mr. Ortega’s term as a member of the Board, a customer or supplier of the Company or any Company Affiliate for the purpose or with the intent of (A) inducing or attempting to induce such Person to cease doing business with the Company or any Company Affiliate or (B) in any way interfering with the relationship between such Person and the Company or any Company Affiliate.

(b) The covenants in this Section 8 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court deems reasonable, and this Agreement shall thereby be reformed to reflect the same.

(c) All of the covenants in this Section 8 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Mr. Ortega against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. It is specifically agreed that the period following the termination of Mr. Ortega’s term as a member of the Board, during which the agreements and covenants of Mr. Ortega made in this Section 8 shall be effective, shall be computed by excluding from such computation any time during which Mr. Ortega is in violation of any provision of this Section 8.

(d) Notwithstanding any of the foregoing, if any applicable law, judicial ruling or order shall reduce the time period during which Mr. Ortega shall be prohibited from engaging in any competitive activity described in this Section 8, then the period of time for which Mr. Ortega shall be prohibited pursuant to this Section 8 shall be the maximum time permitted by law.

9. Arbitration. Mr. Ortega and the Companies agree that any and all disputes, controversies or claims arising out of or related to this Agreement or its breach, including without limitation, disputes, claims or controversies concerning the validity of this Agreement, in whole or in part, shall be determined exclusively by final and binding arbitration before a single arbitrator in Phoenix, Arizona administered by JAMS pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness, and that judgment upon the award of the arbitrator may be rendered in any court of competent jurisdiction. The arbitrator shall be selected from a list of arbitrators provided by JAMS with substantial professional experience in employment matters. The Company will pay all administration fees associated with the arbitration and the cost of arbitrator, it being the parties’ intention that Mr. Ortega not bear any costs that he would not be required to bear in a court proceeding.

The arbitrator’s authority and jurisdiction shall be limited to determining the dispute in arbitration in conformity with law, to the same extent as if such dispute were to be determined as to liability and remedy by a court without a jury. The arbitrator shall render an award that shall include a written statement of opinion setting forth the arbitrator’s findings of fact and conclusions of law. The Company and Mr. Ortega expressly waive all rights to a jury trial in court on all statutory or other claims.

10. Indemnification; D&O Insurance. Mr. Ortega shall be provided with an indemnification agreement on the same terms as the Company’s other directors and shall be covered as an officer and director under any directors’ and officers’ liability insurance policy maintained from time to time by the Company or by any Company Affiliate for the benefit of the directors of the Company.

11. Assignability; Third Party Beneficiary.

(a) In the event either of the Companies shall merge or consolidate with, or be sold to, any other partnership, limited liability company, corporation or business entity or all or substantially all of either of the Companies’ business or assets shall be transferred in any manner to any other partnership, limited liability company, corporation or business entity, such successor shall thereupon succeed to, and be subject to, all rights, interests, duties, obligations of, and shall thereafter be deemed for all purposes hereof to be, the applicable Company hereunder.

(b) This Agreement is personal in nature and none of the parties hereto shall, without the written consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except by operation of law or pursuant to the terms of Section 11(a) above.

Nothing expressed or implied herein is intended or shall be construed to confer upon or give to any Person, other than the parties hereto, any right, remedy or claim under or by reason of this Agreement or of any term, covenant or condition hereof

12. Governing Law. This Agreement was negotiated, executed and delivered within the State of Delaware, and the rights and obligations of the parties shall be construed, enforced and governed by the laws of the State of Delaware.

13. Notice. Any written notice or other document required or permitted to be given under this Agreement, including payments, shall be personally delivered or mailed, by certified mail or by first class U.S. mail, if to Mr. Ortega, to his residential address on file at the Company and, if to either of the Companies, to its corporate headquarters, attention General Counsel. Notice shall be deemed to have been given immediately upon personal delivery or on the third business day following placement in the U.S. mail in the continental United States (or on the fifth business day if placed in the U.S. mail elsewhere in the United States) as specified above.

14. Successors. Any payments and benefits due to Mr. Ortega under this Agreement that have not been made to Mr. Ortega at the time of Mr. Ortega’s death will be made to his surviving spouse or, if none, to his estate. This Agreement will inure to the benefit of, and be enforceable by, the Companies and their successors and Mr. Ortega and his beneficiaries, administrators and executors.

15. Survival of Obligations. Provisions of this Agreement imposing obligations that, by character, design or otherwise, must be or can be discharged following termination of Mr. Ortega’s term as a member of the Board will remain in effect after the end of Mr. Ortega’s term as a member of the Board until all such obligations are discharged.

16. Counterparts. This Agreement may be executed in counterparts, which may be delivered by any electronic means. When each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one Agreement which shall be binding upon and effective as to all parties. No counterpart shall be effective until all parties hereto have executed and exchanged an executed counterpart hereof.

17. No Waiver. A party’s failure to enforce any provision or provisions of this Agreement will not prevent that party thereafter from enforcing each and every other provision of this Agreement.

18. Partial Invalidity. The invalidity or unenforceability of any provision or portion of this Agreement will not affect the validity or enforceability of the other provisions or portions of this Agreement.

19. Entire Agreement. This Agreement constitutes a single integrated contract expressing the entire agreement of the parties with respect to the subject matter hereof and, on the Effective Date, supersedes all prior and contemporaneous oral and/or written agreements, including the Employment Agreement (as amended). Other than as described in this Agreement, there are no other agreements, written or oral, expressed or implied, between the parties hereto concerning the subject matter hereof. This Agreement may be modified or amended only by an agreement in writing signed by the parties.

20. Representations and Warranties. The Companies represent and warrant to Mr. Ortega that this Agreement has been approved by the Board. Mr. Ortega represents and warrants to the Companies that the execution and performance of this Agreement do not and will not conflict with, violate or give rise to any liability on the part of Mr. Ortega or the Companies under any agreement or policy to which Mr. Ortega is subject or bound.

21. Mr. Ortega’s Legal Fees. Within thirty (30) days of the Execution Date, the Company shall pay for all of the legal fees reasonably incurred by Mr. Ortega in connection with the preparation and negotiation of this Agreement, subject to Mr. Ortega’s provision of documentation of such legal fees that is reasonably satisfactory to the Company.

22. Section 409A Compliance.

(a) To the extent applicable, the intent of the parties is that payments and benefits under this Agreement be exempt from or, in the alternative, comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Mr. Ortega and the Companies of the applicable provision without violating the provisions of Section 409A. In no event whatsoever shall the Companies be liable for any additional tax, interest or penalty that may be imposed on Mr. Ortega by Section 409A or damages for failing to comply with Section 409A.

(b) A termination of the Employment Agreement shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of the Employment Agreement” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Mr. Ortega is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Mr. Ortega, and (ii) the date of Mr. Ortega’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 22(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Mr. Ortega in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section

409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Mr. Ortega; (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d) For purposes of Section 409A, Mr. Ortega’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Execution Date.

LESLIE’S POOLMART, INC.

By:	/s/ Michael R. Egeck
Michael R. Egeck
Chief Executive Officer

LESLIE’S, INC.

By:	/s/ Michael R. Egeck
Michael R. Egeck
Chief Executive Officer

MR. ORTEGA

/s/ Steven L. Ortega
Steven L. Ortega

[Signature page to Succession Agreement]